Exhibit 10.1

September 17, 2013

Greg Slusser

19960 Sweetwater Curve

Shorewood, MN 55331

Dear Greg:

On behalf of Baxano Surgical, Inc., I am pleased to offer you the position of Vice President of Commercial Operations, reporting to our President and CEO, Ken Reali. If you accept our offer, we would like to plan for a start date of October 7, 2013.

Be advised that this offer shall be contingent upon board approval, and the successful completion of all background checks, including criminal, identity, professional, academic and credit, as well as work and personal references.

The following describes the terms of our offer of employment to you.

Job Responsibilities:

As Vice President of Commercial Operations, your core function will encompass the classic executive management responsibilities to build and maintain a productive and profitable sales organization.

You will be expected to devote your full business time and best efforts to the performance of your duties and responsibilities and to abide by Company policies and procedures that may be changed from time to time.

Your primary office work location will be our home office in Raleigh, NC.

Compensation:

Your base salary will be at the annual rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) (less applicable payroll deductions), and will be paid in installments in accordance with the Company’s payroll period (currently semi-monthly).

You will also be eligible for an annual target bonus of thirty-five (35%) percent of your annual base salary, and based upon specific objectives established in collaboration with our President and CEO, as well as corporate bonus plan criteria. The bonus for 2013 will be prorated to recognize your achievement in the fourth quarter.

Benefits:

During your employment, you will be entitled to participate in all benefit plans made available to Baxano Surgical employees in comparable positions, subject to associated plan terms and Company policies. Initially, you will begin earning paid Vacation time at a rate of two (2) weeks per year. See the enclosed Benefits Brochure for details.

www.baxanosurgical.com

Corporate Headquarters

 110 Horizon Dr., Suite 230

Raleigh, NC 27615

866-256-1206 * 919-825-0872

HR Fax- 866.954.8873

Stock Options:

As part of this offer, and following the Board of Directors approval, you will be granted options to purchase 125,000 shares of common stock of Baxano Surgical. The price per share will be established as the fair market value at the time your employment commences. Once granted, the stock options shall vest 25% on the first anniversary date of your employment with the Company and thereafter will vest in thirty-six equal monthly installments. These options are subject to the conditions outlined in the Company’s 2007 Stock Incentive Plan, including your continued employment. A copy of the Plan will be given to you on your acceptance of this offer.

Relocation:

Baxano Surgical will pay up to a gross amount of $90,000 in documented relocation costs provided they are submitted for reimbursement before June 1, 2014 or a date agreed to by the President and CEO. In the meantime, Baxano Surgical will pay for the cost of temporary housing (lease and utilities) expenses. All expenses will require proper recording and approval by the President and CEO to qualify for reimbursement. Be advised that expenses not directly associated with relocation are normally considered to be taxable income to you. Human Resources will provide guidance to minimize this exposure and be available assistance throughout the process.

Should you resign your employment with Baxano Surgical during the first twelve (12) months after the actual date of your completed relocation, one hundred (100%) percent of the relocation monies paid to you or on your behalf up until that point will be paid back to Baxano Surgical. Should you resign your employment with Baxano Surgical before you have completed twenty-four (24) months of your employment after the actual date of your completed relocation, fifty (50%) percent of the relocation monies paid to you or on your behalf up until that point will be paid back to Baxano Surgical.

Employment Integrity:

This employment offer is contingent upon your successful completion of our standard background review.

Because this new position carries great responsibility and exercises authority which directly affects business performance, we have included a Confidentiality, Intellectual Property, Non-Compete and Non-Solicitation Agreement with this offer, which you must sign and return to the Company before your employment begins.

By your signature below, you represent and warrant to the Company that you: (i) are not subject to any employment, noncompetition or other similar agreement that would prevent or interfere with the Company’s employment of you on the terms set forth herein; and (ii) have not brought and will not bring with you to the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to you prior to your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use, and provided the Company with a copy thereof.

The Company operates under the doctrine of employment “at-will.” Either you or the Company has the right to terminate the employment relationship at any time, for any reason, with or without cause or notice. Nothing in this offer creates, or is intended to create, a fixed term of employment, whether express or implied, and shall not be interpreted as a guarantee of employment for any period of time or as an agreement or contract of any nature.

___________________

This offer will remain open for a period of three (3) business days. Please advise regarding your interest in accepting this position during this time, as well as any questions you may have. Before you begin work, please sign and return a copy of this offer letter and associated PIA to me.

866.954.8873 (fax) * tod.mcdonald@baxsurg.com

We are looking forward to having you join the Baxano Surgical Team and contributing to the continued growth and success of the Company.

Sincerely,

/s/ J. Tod McDonald

J. Tod McDonald

Senior HR Director

Accepted:

/s/ Greg Slusser

Greg Slusser

Date: 17 September 2013

CC: Ken Reali, President and CEO